UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2006
TIM HORTONS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32843	51-0370507
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)
(905) 845-6511
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Selected Information in Connection with Results of Operations by Quarter for 2005
Set forth below is selected financial information provided in connection with the Company’s unaudited Condensed Consolidated Quarterly Statements of Operations for the four fiscal quarters of 2005 and for the full year 2005. The Company has elected to provide such information for comparative purposes as the Company has not previously made available its results of operations for 2005 on a quarterly basis.
Selected Financial Information in Connection with 2005 Condensed Consolidated Quarterly
Statements of Operations (Unaudited)

					Full Year
	Q1 ended	Q2 ended	Q3 ended	Q4 ended	(2005) ended
	April 3,	July 3,	October 2,	January 1,	January 1,
	2005	2005	2005	2006	2006
	(Canadian dollars in thousands, except share and per share data)

Revenues
Sales	$209,296	$242,422	$251,766	$256,766	$960,250
Franchise revenues:
Rents and royalties	102,056	115,240	115,730	116,765	449,791
Franchise fees	12,237	10,858	18,563	30,328	71,986

	114,293	126,098	134,293	147,093	521,777

Total revenues	323,589	368,520	386,059	403,859	1,482,027

Costs and expenses
Cost of sales	183,067	208,939	221,239	220,920	834,165
Operating expenses	38,194	41,081	40,204	45,778	165,257
Franchise fee costs	12,036	12,458	18,712	26,006	69,212
General and administrative expenses	25,463	25,069	23,196	35,234	108,962
Equity (income)	(7,606)	(8,193)	(7,482)	(8,477)	(31,758)
Goodwill and asset impairment	—	—	—	53,101	53,101
Other (income) expense, net	(74)	(1,778)	(5,678)	571	(6,959)

Total costs and expenses, net	251,080	277,576	290,191	373,133	1,191,980

Operating income	72,509	90,944	95,868	30,726	290,047

Interest (expense)	(853)	(1,135)	(1,295)	(763)	(4,046)
Interest income	752	657	891	1,685	3,985
Affiliated interest (expense), net	(1,754)	(1,438)	(1,718)	(9,546)	(14,456)

Income before income taxes	70,654	89,028	93,746	22,102	275,530
Income taxes	23,153	28,129	27,485	5,672	84,439

Net income	$47,501	$60,899	$66,261	$16,430	$191,091

Basic and fully dilutive earnings per share of common stock	$0.30	$0.38	$0.41	$0.10	$1.19

Weighted average # of shares outstanding (in thousands)	159,953	159,953	159,953	159,953	159,953

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

By:	Leon M. McCorkle, Jr.

Leon M. McCorkle, Jr. Vice President and Secretary
Date   May 30, 2006